EXHIBIT (n)(1)

                 Jundt U.S. Emerging Growth Fund Rule 18f-3 Plan

                         JUNDT U.S. EMERGING GROWTH FUND
                         (A SERIES OF JUNDT FUNDS, INC.)

                      AMENDED AND RESTATED RULE 18f-3 PLAN
                     FOR MULTIPLE CLASS DISTRIBUTION SYSTEM


         Jundt Funds, Inc. (the "Company"), an open-end management investment company, on behalf of Jundt U.S. Emerging Growth Fund (the "Fund"), a series of the Company, hereby adopts this amended and restated plan (the "Plan") pursuant to Rule 18f-3 under the Investment Company Act of 1940.

         1. The Fund shall issue four classes of Shares, consisting of Class A Shares, Class B Shares, Class C Shares and Class I Shares. Except as otherwise provided herein, each such Class shall be equal in all respects and have the same rights and obligations as each other Class, and each share of any Class will represent an identical interest in the investment portfolio of the Fund.

         2. Contemporaneously with the adoption of this Plan, the Fund has adopted separate distribution plans pursuant to Rule 12b-1 under the Investment Company Act of 1940 with respect to the Class A Shares, Class B Shares and Class C Shares. Each such Class of shares shall bear the expense of the separate Rule 12b-1 plan applicable to it, including the account maintenance fee and/or distribution fee provided for therein.

         3. Shareholder servicing costs attributable solely to a particular Class, including the incremental transfer agency cost resulting from the deferred sales charge arrangement relating to the Class B Shares and the Class C Shares, will be allocated to such Class. Other incremental expenses that are subsequently identified that are actually incurred in a different amount by any Class may, subject to obtaining any necessary approvals that may be required by law with respect to such allocation, be separately allocated to such Class.

         4. Any expenses of the Fund not allocated to a particular Class pursuant to this Plan shall be allocated to each Class on the basis of the net asset value of such Class in relation to the net asset value of the Fund.

         5. Expenses may be waived or reimbursed by the Fund's investment adviser, distributor or any other provider of services to the Fund.

         6. The separate Classes of Shares of the Fund shall have the following characteristics:

                  (a) Class A Shares. Class A Shares will be sold at net asset value plus a front-end sales load as set forth below:

             Amount of                 Sales Load As A       Sales Load As A
            Transaction                   Percentage          Percentage of
         at Offering Price            of Offering Price      Net Asset Value
         -----------------            -----------------      ---------------

Less than $50,000                           5.75%                 6.10%
$50,000 but less than $100,000              4.75%                 4.99%
$100,000 but less than $250,000             3.75%                 3.90%
$250,000 bu less than $500,000              2.75%                 2.83%
$500,000 and over                           0.00%                 0.00%

                  Investors in Class A Shares may qualify for reduced initial sales charges through a right of accumulation taking into account an investor's holdings in all Classes of Fund Shares. Investors who purchase or accumulate at least $500,000 in Fund shares qualify to add to their investment in Class A Shares of the Fund without the imposition of a front-end sales charge. Although such investors will not be subject to a front-end sales charge, investors who purchase or accumulate at least $500,000 but less than $1 million in Fund shares will be subject to a contingent deferred sales charge of 2% (as a percentage of the lower of original purchase price or redemption proceeds) during the first year following purchase, 1% during the second year following purchase and 0.5% during the third year following purchase. Investors who purchase or accumulate at least $1 million in Fund shares will be subject to a contingent deferred sales charge of 1% (as a percentage of the lower of original purchase price or redemption proceeds) during the first year following purchase and 0.5% during the second year following purchase. Class A Shares will be subject to an account maintenance fee at an annual rate of 0.25% of the average daily net assets of the Fund attributable to the Class A Shares. In addition, certain categories of investors (as specified from time to time in the current prospectus for Class A Shares) may qualify to purchase Class A shares at net asset value without the imposition of a front-end or contingent deferred sales charge.

                  (b) Class B Shares. Class B Shares will be sold at net asset value subject to a contingent deferred sales charge of 6.0% (as a percentage of the lower of original purchase price or redemption proceeds) during the first year following purchase, 5% during the second year following purchase, 4.0% during the third and fourth years following purchase, 3.0% during the fifth year following purchase, 2.0% during the sixth year following purchase, 1% during the seventh year following purchase and 0% following the completion of the seventh year following purchase. Class B Shares will be subject to an account maintenance fee at an annual rate of 0.25% on the average daily net assets of the Fund attributable to Class B Shares and a distribution fee at an annual rate of 0.75% of such net assets. For purposes of conversion of Class B Shares to Class A Shares, the 15th day of each month (or if such day is not a business day, the next following business day)(1) shall be deemed a "conversion date." On the conversion date next following the eighth anniversary of the purchase of a Class B Share, such Share shall automatically convert into a Class A Share, the conversion ratio being determined by the relative net asset value of Class B and Class A Shares on the conversion date; PROVIDED, HOWEVER, that if the shareholders of Class A Shares approve any increase in expenses allocated to Class A Shares,

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(1) For purposes hereof, a "business day" means any day other than a Saturday, a Sunday or a day on which banking or trust institutions in the cities of Minneapolis, Minnesota and New York, New York, are authorized or obligated by law, executive order or governmental decree to be closed.

         and the shareholders of Class B Shares do not approve such increase, the Fund will establish a new Class of Shares on the same terms as applied to Class A Shares prior to such increase, and following such increase Class B Shares shall automatically convert into Shares of the new Class (instead of Class A Shares), the conversion ratio being determined by the relative net asset value of Class B Shares and Shares of the new Class on the conversion date.

                  (c) Class C Shares. Class C Shares will be sold at net asset value subject to a contingent deferred sales charge of 1.5% (as a percentage of the lower of original purchase price or redemption proceeds) during the first eighteen months following purchase. Class C Shares are subject to an account maintenance fee at an annual rate of 0.25% on the average daily net assets of the Fund attributable to Class C Shares and a distribution fee at an annual rate of 0.75% of such net assets.

                  (d) Class I Shares. Class I Shares will not be publicly distributed by the Fund, but will be sold at their net asset value, without a sales load, only to: directors, officers, employees and consultants of the Fund (including partners and employees of outside legal counsel to the Fund), Jundt Associates, Inc. and U.S. Growth Investments, Inc., members of their immediate families, their lineal ancestors and descendants; and accounts for the benefit of any of the foregoing.

         7. Each Class of Shares shall have exclusive voting rights on any matter submitted to shareholders of the Fund that relates solely to such Class or the arrangements contained herein relating to allocation of expenses to such Class.

         8. Each Class shall have separate voting rights on any matter submitted to shareholders of the Fund in which the interest of one Class differs from the interest of any other Class. Before this Plan is amended in any material respect, a majority of the directors of the Company, and a majority of the directors who are not interested persons of the Company, shall find that the Plan, as proposed to be amended, including the expense allocation, is in the best interests of each Class individually and the Fund as a whole. Before any vote on any such amendment, the directors shall request and evaluate, and any agreement relating to the arrangements contained in this Plan shall require the parties thereto to furnish, such information as may be reasonably necessary to evaluate the Plan and such amendment.